Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2020 (this “Amendment”), is entered into by and among Asta Finance Acquisition Inc., a Delaware corporation (“Parent”), Asta Finance Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and Asta Funding, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of April 8, 2020, by and among the Parent Parties and the Company (the “Merger Agreement”).

RECITALS

WHEREAS, the parties desire to amend the Merger Agreement so as to, among other things, increase the Merger Consideration from $11.47 to $13.10;

WHEREAS, concurrently with the execution and delivery of this Amendment, as a condition and inducement to the willingness of the Parent Parties to enter into this Amendment, the Company is entering into a Voting Agreement (the “RBF Voting Agreement”) with RBF Capital, LLC (“RBF”) pursuant to which, among other things, RBF has agreed to vote all Shares owned by it in favor of the transactions contemplated by the Merger Agreement, as amended hereby;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than the Stern Group), (ii) approved and declared advisable the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement as amended by this Amendment;

WHEREAS, the boards of directors of each of the Parent Parties have, on the terms and subject to the conditions set forth herein, approved and declared advisable the Merger Agreement as amended by this Amendment and the transactions contemplated herein; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parent Parties agree as follows:

1.     Amendment to Section 2.1(a). The reference to “$11.47” in Section 2.1(a) of the Merger Agreement is hereby amended to be “$13.10.”

2.     Company Covenants. The Company covenants and agrees to enforce the RBF Voting Agreement and not enter into any amendment thereto or waive any provision thereof without the prior written consent of the Parent Parties. The Company acknowledges that the Shares owned by RBF shall be counted toward the Unaffiliated Stockholder Approval.

3.     Company Authority Relative to Amendment. The Company hereby represents and warrants to the Parent Parties as follows: The Company has the requisite corporate power and authority to enter into and deliver this Amendment and, subject to receipt of the Company Stockholder Approvals, to perform its obligations hereunder. The execution and delivery of this Amendment by the Company has been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of the Parent Parties, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.      Parent and Merger Sub Authority Relative to Amendment. Each of the Parent Parties hereby represents and warrants to the Company as follows: Each of the Parent Parties has the requisite corporate power and authority to enter into and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by the Parent Parties has been duly and validly authorized by the Boards of Directors of each of the Parent Parties, and no other corporate action on the part of the Parent Parties is necessary to authorize this Amendment. This Amendment has been duly and validly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.      References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references to the Company Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment.

6.      Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Company Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to April 8, 2020.

7.      Other Miscellaneous Terms. The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

8.      No Further Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ASTA FUNDING, INC.

By:  /s/David Slackman

 Name: David Slackman

Title: Chairman of the Special Committee of its Board of Directors

ASTA FINANCE ACQUISITION INC.

By:  /s/ Gary M. Stern

 Name: Gary M. Stern

 Title: President

ASTA FINANCE ACQUISITION SUB INC.

By:  /s/ Gary M. Stern

 Name: Gary M. Stern

 Title: President

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